Exhibit 10.25

Execution Copy

EMPLOYMENT AGREEMENT

THIS AGREEMENT is made effective as of April 12, 2006, by and among Pregis Holding I Corporation, a Delaware corporation (“Pregis I”), and its wholly owned subsidiaries, Pregis Holding II Corporation, a Delaware corporation (“Pregis II”), and Pregis Corporation, a Delaware corporation (“Pregis”) (Pregis I, Pregis II and Pregis, collectively, the “Employers” and individually an “Employer”), and Timothy J. Cunningham (“Executive”).

RECITALS

WHEREAS, Executive desires to be employed by Employers;

WHEREAS, Employers desire to employ Executive and to utilize his management services as indicated herein, and Executive has agreed to provide such management services to Employers; and

WHEREAS, as a condition precedent and a material inducement for Employers to employ and pay Executive, Executive has agreed to execute this Agreement and the Noncompetition Agreement, dated as of the date hereof, between Pregis I and Executive (the “Noncompetition Agreement”), and be bound by the provisions herein and therein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

PROVISIONS

1. Term and Duties. Employers hereby agree to employ Executive as Vice President and Chief Financial Officer, commencing on May 1, 2006 (the “Start Date”) and continuing for a period of three (3) years (the “Initial Term”) or until terminated in accordance with this Section 1 or Section 4. Unless terminated by either Executive or Employers by written notice delivered at least thirty (30) days prior to the expiration of the Initial Term, Executive’s employment shall continue for successive one (1) year terms (each one (1) year term hereinafter referred to as a “Subsequent Term” and, together with the Initial Term, the “Term”) until terminated by written notice delivered at least thirty (30) days prior to the expiration of the Subsequent Term. Subject to the provisions of this Agreement, during the Term, Executive shall devote his best efforts and abilities to the performance of Executive’s duties on behalf of Employers, and to the promotion of their interests consistent with and subject to the direction and control of the Board of Directors of each Employer (the “Board”). Executive shall devote substantially all of his business time, energies, attention and abilities to the operation of the business of Employers and shall not be actively involved in any other trade or business or as an employee of any other trade or business. Nothing in this Agreement shall preclude

Executive from (i) engaging in charitable and community affairs, (ii) managing his personal investments (including acquiring or retaining securities of other companies and entities, provided such investments are passive), or (iii) subject to written approval of the Board, serving as a member of boards of directors of other companies or entities which do not compete with any Employer, or engaging in other activities which do not compete with any Employer or do not otherwise conflict with the provisions of this Agreement, in the case of each of (i) - (iii), which do not materially interfere with the performance of his duties hereunder.

2. Compensation During Term.

(a) Base Compensation. In consideration of the services to be rendered by Executive during the Term, Employers shall pay to Executive as base salary $350,000 per year (“Base Compensation”), payable bi-weekly and prorated for any partial employment period.

(b) Bonus. Subject to the limitations set forth in this Agreement, commencing with the fiscal year beginning January 1, 2006, Executive shall be eligible to receive an annual incentive bonus (the “Incentive Bonus”) based upon the achievement of one or more Employer-based performance goals as determined by the Board in its sole discretion. The amount of the Incentive Bonus shall be determined in the manner set forth on Schedule A hereto. For the fiscal year beginning January 1, 2006, the amount of the Incentive Bonus earned by Executive in accordance with Schedule A shall be increased by $67,000. In no event, for any fiscal year during the Term, shall Executive’s Incentive Bonus, assuming achievement of all applicable performance goals, be in an amount less than fifty percent (50%) of Executive’s Base Compensation.

3. Benefits.

(a) Executive shall be eligible to participate in such benefit programs offered by each Employer (other than bonus plans), such as health, dental, life insurance, vision, vacations and pension, as are offered to senior executive level employees (except in the case of equity-based incentive plans where awards are subject to Board (or committee thereof) approval) and in each case on no less favorable terms of benefits than are generally available to the senior executive level employees of Employers (based on seniority and salary level), subject in each case to the generally applicable terms and conditions of the plan, benefit or program in question. Notwithstanding the foregoing, Executive (and his wife and other eligible dependents) shall, on the Start Date, be fully and immediately covered under the Employers’ medical and health plans without regard to waiting periods or exclusions for pre-existing conditions.

(b) Employers shall reimburse Executive for all reasonable expenses incurred by him in the course of performing his duties under this Agreement which are consistent with Employers’ policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to Employers’ reasonable requirements with respect to reporting, documentation and approval of such expenses.

(c) During the Term, Executive shall be entitled to paid vacation and holidays in accordance with Employers’ policy for senior executives.

4. Termination. Executive’s employment shall terminate upon the first to occur of the following (each, a “Termination Date”):

(a) The expiration of the Term;

(b) Executive’s death or disability. The term “disability” shall mean a mental, physical or emotional condition such that Executive cannot substantially perform his duties hereunder for a period of ninety (90) consecutive days or for one hundred eighty (180) days during any three hundred sixty-five (365) day period during the Term;

(c) Executive’s voluntary termination of his employment for Good Reason (as hereinafter defined) upon written notice to the Employers within twenty (20) days of the event constituting Good Reason, or, for any other reason, upon not less than ten (10) business days’ written notice to any Employer; or

(d) Employers’ termination of Executive’s employment with or without Cause (as hereinafter defined).

5. Termination Payments.

(a) Except as otherwise provided herein, if Executive’s employment is terminated pursuant to Section 1 by thirty (30) days’ prior written notice or pursuant to Section 4, Executive’s Base Compensation and other benefits, if any, shall terminate on the Termination Date.

(b) Upon termination of Executive’s employment by Employers without Cause or Executive’s termination of his employment for Good Reason, Employers shall be obligated, in lieu of any other remedies available to Executive, to pay Executive (A) an amount equal to his then current Base Compensation (the “Termination Payment”); (B) (i) if the Termination Date occurs during the months of January-June of the fiscal year, a pro rata portion of the Incentive Bonus for the fiscal year in which the termination occurs (the “Target Pro Rata Incentive Payment”), based on Executive’s target Incentive Bonus for such fiscal year; or (ii) if the Termination Date occurs during the months of July-December of the fiscal year, a pro rata Incentive Bonus for the fiscal year in which the termination occurs (the “Actual Pro Rata Incentive Payment”), based on

Employers’ actual performance through the end of such fiscal year; and (C) all accrued but unpaid amounts payable to Executive under this Agreement and under any employee benefit plan (the “Accrued Payment”). In addition, in the event of such termination of employment, Executive shall be eligible for continuation of medical benefits on the same terms that would have otherwise applied to Executive had he remained an active employee until the earlier of (i) twelve (12) months following the effectiveness of the Release or (ii) the date Executive becomes eligible for medical benefits from a subsequent employer (the “Continued Medical Benefits”). The Target Pro Rata Incentive Payment and the Actual Pro Rata Incentive Payment shall, in each case, be determined based on the number of days elapsed from the beginning of the fiscal year in which the termination occurs through and including the Termination Date. For purposes of clarity, Executive will be eligible to receive only one Termination Payment, one Accrued Payment and either one Target Pro Rata Incentive Payment or one Actual Pro Rata Incentive Payment (depending on when the Termination Date occurs) from Employers under this Section 5(b). Employers’ obligation to (x) make the Termination Payment and either the Target Pro Rata Incentive Payment or Actual Pro Rata Incentive Payment and (y) provide the Continued Medical Benefits shall, in each case, be conditioned upon: (i) Executive’s continued compliance with his obligations under the Noncompetition Agreement and (ii) Executive’s execution, delivery and non-revocation of a valid and enforceable general release of claims in a form reasonably acceptable to Employers (the “Release”). Subject to this Section 5(b) and Section 5(e), the Termination Payment and the Target Pro Rata Incentive Payment, if applicable, shall be paid in installments on Employers’ regular payroll dates occurring during the 12-month period immediately following the effectiveness of the Release. Subject to Section 5(e), the Actual Pro Rata Incentive Payment, if applicable, shall be paid at the time Employers ordinarily pay incentive bonuses to its executives with respect to the fiscal year in which the termination occurs. Subject to Section 5(e), the Accrued Payment shall be paid within thirty (30) days following the Termination Date. Notwithstanding the foregoing, such amounts shall be payable in a lump sum upon such termination if such termination occurs concurrent with or within ninety (90) days following a Transaction (as defined in the Pregis I 2005 Stock Option Plan as in effect on the date hereof).

(c) In the event of a termination of Executive’s employment pursuant to Section 4(b) as a result of his death or disability, Employers shall (i) promptly pay to Executive, his estate or legal representative, as the case may be, all amounts accrued to the date of termination and payable to Executive hereunder and under any other bonus, incentive or other plan, (ii) pay to Executive’s estate or legal representative the Target Pro Rata Incentive Payment or the Actual Pro Rata Incentive Payment, whichever is payable, at the same time such payments are made pursuant to Section 5(b), and (iii) in the case of death, for a period of twelve (12) months, provide Executive’s spouse continued participation in the Employers’ medical insurance programs of which she is a dependent beneficiary on the date of Executive’s death.

(d) Any termination of the Term shall not adversely affect or alter Executive’s rights under any employee benefit plan of any Employer in which Executive, at the date of termination, has a vested interest, unless otherwise provided in such employee benefit plan or any agreement or other instrument attendant thereto.

(e) If Executive is a “specified employee” for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, any payments required to be made pursuant to this Section 5 which are subject to Section 409A shall not commence until six months from the Termination Date, with the first payment to be equal to the aggregate amount that would have been paid to Executive under Section 5 during the first six months immediately following the Termination Date had this Section 5(e) not been applicable.

(f) Executive shall not be required to mitigate the amount of any payments provided for under this Agreement by seeking other employment. No amounts paid to or earned by Executive following his termination of employment shall reduce or be set off against any amounts payable to Executive under this Agreement, nor, except as provided herein, will any payments otherwise due to Executive hereunder be subject to offset in respect of any claims that Employers may have against Executive.

6. Definitions.

(a) “Cause” as used herein shall mean Executive’s: (i) indictment for, or plea of guilty or nolo contendere to, a felony or other crime or offense causing material harm to any Employer’s business, standing or reputation; (ii) willful misconduct or gross negligence on the part of Executive in the performance of his duties hereunder; (iii) material breach of his duty of loyalty or care to any Employer; or (iv) material breach by Executive of this Agreement, the Noncompetition Agreement or any other agreement with or for the benefit of Employers to which Executive is a party or by which Executive is bound, which is not cured (to the extent curable) within five (5) business days following written notice from Employers.

(b) “Good Reason” as used herein shall mean (i) a reduction of Executive’s Base Compensation below the amount set forth in Section 2(a) of this Agreement, or a materially adverse change to Schedule A hereto; (ii) the failure by Employers to obtain the specific assumption of this Agreement by any successor or permitted assigns of any Employer; (iii) an involuntary relocation of Executive's place of work to any location more than 35 miles from Lake Forest, Illinois, excluding temporary periods of thirty (30) days or less and ordinary course business travel; (iv) the assignment to Executive by any Employer of material duties materially inconsistent with Executive’s positions, duties, responsibilities, titles or offices as set forth herein, or a material reduction by any Employer in Employee’s position (including offices, titles and reporting relationships), authority, duties or responsibilities; (v) a material breach by any Employer of this Agreement where such breach shall not have been remedied within 30 days after Executive shall have notified such Employer thereof; or (vi) the failure of Employers or their successors or permitted assigns to permit the continuation of Executive’s employment for a new Subsequent Term after the Initial Term or any Subsequent Term, as described in Section 1 above.

7. Expenses and Indemnification. Employers agree to reimburse Executive for all reasonable attorney’s fees incurred by Executive in connection with the negotiation and execution of this Agreement and related agreements, not to exceed Five Thousand Dollars ($5,000) in the aggregate. Except as required by law, Employers shall not materially amend or terminate their existing policy of directors’ and officers’ liability insurance or the indemnification provisions of their by-laws, in each case, in a manner detrimental to Executive.

8. Consideration. Executive acknowledges and agrees that the consideration set forth in the recitals to this Agreement and the rights and benefits hereunder are all and singularly valuable consideration which are sufficient for any or all of Executive’s covenants set forth herein or in the Noncompetition Agreement.

9. No Prior Agreements. Executive represents and warrants that his performance of all the terms of this Agreement does not and shall not breach any fiduciary or other duty or any covenant, agreement or understanding (including, without limitation, any agreement relating to any proprietary information, knowledge or data acquired in confidence, trust or otherwise) to which he is a party or by the terms of which he may be bound. Executive further covenants and agrees not to enter into any agreement or understanding, either written or oral, in conflict with the provisions of this Agreement.

10. Miscellaneous.

(a) Notices. All notices, requests, consents and demands by the parties hereto shall be delivered by hand, by confirmed facsimile transmission, by recognized national overnight courier service or by deposit in the United States mail, postage prepaid, by registered or certified mail, return receipt requested, addressed to the party to be notified at the addresses set forth below:

if to Executive:

Timothy J. Cunningham

950 Havenwood Lane

Lake Forest, IL 60045

if to Employers:

c/o AEA Investors LLC

Park Avenue Tower

65 East 55th Street

New York, NY 10022

Attn: Sanford Krieger

with copy to:

Fried, Frank, Harris, Shriver & Jacobson LLP

One New York Plaza

New York, NY 10004-1980

Attn: Christopher Ewan

Notices shall be effective immediately upon personal delivery or facsimile transmission, one (1) business day after deposit with an overnight courier service or three (3) business days after the date of mailing thereof. Other notices shall be deemed given on the date of receipt. Any party hereto may change the address specified herein by written notice to the other parties hereto.

11. Stock Purchase; Option Grant. On the Start Date, (i) Executive shall purchase at least fifteen (15) shares of common stock of Pregis I at a cost of $10,000 per share pursuant to the Subscription Agreement (the “Subscription Agreement”) attached hereto as Exhibit A; and (ii) Executive shall receive a grant of an option to purchase 82.77 shares of common stock of Pregis I, at a purchase price of $13,000 per share, pursuant to the Nonqualified Stock Option Agreement attached hereto as Exhibit B.

12. Entire Agreement. This Agreement cancels and supersedes any and all prior agreements and understandings between the parties hereto with respect to the obligations of Executive relating to his employment by Employers, whether oral or written. Executive hereby agrees that, as of the date hereof, this Agreement shall take effect and no further such obligations of any kind whatsoever shall be owed by Employers. This Agreement constitutes the entire agreement between the parties with respect to the matters herein provided, and no modifications or waiver of any provision hereof shall be effective unless in writing and signed by each Employer and Executive.

13. Binding Effect. All of the terms and provisions of this Agreement shall be binding upon the parties hereto and its, their or his heirs, executors, administrators, legal representatives, successors and assigns, and inure to the benefit of and be enforceable by each Employer and its successors and assigns, except that the duties and responsibilities of Executive hereunder are of a personal nature and shall not be assignable or delegable in whole or in part.

14. Severability. In the event that any provision of this Agreement or application thereof to anyone or under any circumstance is found to be invalid or unenforceable in any jurisdiction to any extent for any reason, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction.

15. Remedies; Waiver. No remedy conferred by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given hereunder or now or hereafter existing at law or in equity. No delay or omission by any party in exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by the party possessing the same from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

16. Counterparts. This Agreement may be executed in several counterparts, each of which is an original and all of which shall constitute one instrument. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

17. Governing Law. The validity, interpretation, construction, performance and enforcement of this Agreement shall be governed by the laws of the State of Illinois, without application of conflict of laws principles. The parties hereby consent to the personal jurisdiction of the state courts within New York, New York and the federal courts within the Southern District of New York for the adjudication of all matters relating to, or arising under this Agreement and the parties hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they may now or hereafter have to the laying of venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such court has been brought in any inconvenience forum.

18. Headings. The captions and headings contained in this Agreement are for convenience only and shall not be construed as a part of the Agreement.

[signature page follows]

Execution Copy

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

EMPLOYERS:

PREGIS HOLDING I CORPORATION

By:	/s/ Steven C. Huston
Name:	Steven C. Huston
Title:	Vice President and General Counsel

PREGIS HOLDING II CORPORATION

By:	/s/ Steven C. Huston
Name:	Steven C. Huston
Title:	Vice President and General Counsel

PREGIS CORPORATION

By:	/s/ Steven C. Huston
Name:	Steven C. Huston
Title:	Secretary

EXECUTIVE:

/s/ Timothy J. Cunningham
Name:	Timothy J. Cunningham

Execution Copy

NONCOMPETITION AGREEMENT

AGREEMENT, made as of the 12th day of April, 2006 by and among Pregis Holding I Corporation, a Delaware corporation (the “Company”), and Timothy J. Cunningham (“Covenantor”) (the “Agreement”).

W I T N E S S E T H:

WHEREAS, Covenantor, by reason of his intimate involvement in the operations and management of the business of the Company, will acquire knowledge and expertise relating to the business and operations of the Company; and

WHEREAS, Covenantor acknowledges that the Company would not (i) enter into the Nonqualified Stock Option Agreement, dated as of May 1, 2006, between Covenantor and the Company (the “Option Agreement”) or grant the options thereunder, or (ii) enter into the Employment Agreement, dated as of the date hereof, by and among the Company and its wholly owned subsidiaries, Pregis Holding II Corporation, a Delaware corporation, and Pregis Corporation, a Delaware corporation, and Covenantor (the “Employment Agreement”), unless Covenantor executes and delivers this Agreement, and wishes to forego his right to compete with the Company and its subsidiaries and affiliates with respect to the business of the Company and its subsidiaries and affiliates.

NOW, THEREFORE, in order to induce the Company to enter into the Option Agreement with Covenantor and to grant the options thereunder, and to enter into the Employment Agreement, and in consideration of the premises and of the mutual covenants and agreements contained herein and in the Option Agreement and the Employment Agreement, the parties hereto, intending legally to be bound, hereby agree as follows:

1. Noncompetition; Nonsolicitation.

(a) Subject to the provisions of Paragraph 1(c), provided that the Company has not materially breached its obligations under the Employment Agreement or Option Agreement, from and after the date hereof and until one (1) year following the date of Covenantor’s termination of employment from the Company, Covenantor shall not, without the prior written consent of the Company:

(i) directly or indirectly, as a sole proprietor, member of a partnership, stockholder, investor, officer or director of a corporation or other business organization, or as an employee, associate, consultant or agent of any person, partnership, corporation or other business organization or entity, render any service to (including the making of investments in or otherwise providing capital to) any competitor (or any person or entity that is reasonably anticipated to become a competitor within the term hereof) of the Company or its subsidiaries or affiliates, within the geographic areas described in Paragraph 1(b); it being understood that such a person, partnership, corporation or other business organization or entity is in competition with the Company or its subsidiaries or affiliates if it is then engaging or planning to engage within the term hereof, itself or through any joint venture, partnership or otherwise, in any business in which the Company or its subsidiaries or affiliates are engaged or have taken substantial steps in preparation to engage during the Term (as defined in the Employment Agreement) or one year thereafter; provided, however, that Covenantor shall not be deemed to be in breach of any obligation under this Paragraph 1(a)(i) if the Company or its subsidiaries or affiliates, as applicable, first engaged or took substantial steps in preparation to engage in the applicable business following expiration or termination of the Term and Executive did not have actual knowledge of the same prior to taking the action that otherwise would have constituted such a breach,

(ii) induce or attempt to induce any person or entity which is or was a customer or client of the Company or its subsidiaries or affiliates during the Term or one year thereafter to terminate its relationship or otherwise cease doing business in whole or in part with the Company or its subsidiaries or affiliates,

(iii) solicit, entice, induce or hire any person who is an employee, or becomes an employee, of the Company or its subsidiaries or affiliates to become employed by any other person, firm or corporation or to leave his or her employment with the Company or its subsidiaries or affiliates, or approach any such employee for such purpose or authorize or knowingly approve the taking of such actions by any other person, unless such person’s employment with the Company or its subsidiary or affiliate was previously terminated by the Company, subsidiary or affiliate or such person terminated his or her employment with the Company, subsidiary or affiliate more than one hundred eighty (180) days prior to the Termination Date, or

(iv) interfere with any relationship between the Company or its subsidiaries or affiliates and any of its or their customers or clients so as to cause harm to the Company or its subsidiaries or affiliates.

(b) The restrictions contained in Paragraph 1(a) shall apply in the specific geographic areas and customer markets within such geographic areas served by the Company or its subsidiaries or affiliates at any time during the term hereof.

(c) Nothing in this Paragraph 1 shall prohibit Covenantor from (i) obtaining employment in the protective packaging industry so long as Covenantor does not violate the terms of this Agreement, (ii) engaging in any business that is not in competition with the Company or its subsidiaries or affiliates, or (iii) investing in the securities of any corporation having securities listed on a national securities exchange, provided that such investment does not exceed 2% of any class of securities of any corporation engaged in business in competition with the Company or its subsidiaries or affiliates, and provided that such investment represents a passive investment and that neither Covenantor nor any group of persons including him, in any way, either directly or indirectly, manages or exercises control of any such corporation, guarantees any of its financial obligations or otherwise takes any part in its business, other than exercising his rights as a shareholder, or seeks to do any of the foregoing.

2. Non-Disclosure of Confidential Information. Covenantor agrees that on and after the date of this Agreement he shall not, without the prior written consent of the Company, use for himself or others, or divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity, any Confidential Information (as defined below) pertaining to the business of the Company or its subsidiaries or affiliates, except when required

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to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the Company, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order Covenantor to divulge, disclose or make accessible such information. All Confidential Information in Covenantor’s possession shall be returned to the Company promptly following the date of termination of Covenantor’s employment with the Company. The term “Confidential Information” shall mean non-public information concerning the Company or its subsidiaries or affiliates, including, but not limited to, financial data, strategic business plans, product development or other proprietary product data, customer lists, consulting or licensing agreements, vendor lists, lists of potential customers, pricing and credit techniques, private processes, marketing plans, reports, summaries, analyses or other proprietary information now or hereafter in the possession of Covenantor, except for specific items which have become publicly available information (other than such items which Covenantor knows have become publicly available through a breach of fiduciary duty or any confidentiality agreement).

3. Inventions. Covenantor shall promptly, and in any event no later than one (1) year after termination of his employment with the Company, with respect to Inventions (as defined below) made or conceived by Covenantor during his employment with the Company, either solely or jointly with others, if based on or related to or connected with the business of the Company or its subsidiaries or affiliates or if the Company’s time, material, facilities or other employees of the Company contributed thereto:

(a) Fully inform the Company in writing of such Inventions;

(b) Assign, and Covenantor does hereby assign, to the Company all of Covenantor’s rights to such Inventions, if any, and to applications for letters patent and to letters patent granted upon such Inventions; and

(c) Acknowledge and deliver to the Company (without charge to Covenantor but at the expense of the Company) such written instruments and do such other acts as may be reasonably necessary to obtain and maintain letters patent and to vest the entire right and title thereto in the Company or its subsidiaries or affiliates.

All Inventions, regardless of whether or not they are considered “works for hire,” shall for all purposes be regarded as acquired and held by Covenantor for the benefit, and shall be the sole and exclusive property, of the Company. The term “Inventions” shall mean discoveries, developments, improvements, or inventions (whether patentable or not) related to the business of the Company or its subsidiaries or affiliates.

4. Remedy for Certain Breaches.

(a) Covenantor acknowledges and agrees that the restrictions on his activities under the provisions of Paragraphs 1, 2 and 3 are required for the reasonable protection of the Company. Covenantor further acknowledges and agrees that a breach of any of those obligations will result in irreparable harm to the Company, for which there would be no adequate remedy at law, and therefore, Covenantor irrevocably and unconditionally (i) agrees that in addition to any other remedies which the Company may have under this Agreement or otherwise, all of which

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remedies shall be cumulative, the Company shall be entitled to apply to any court of competent jurisdiction for preliminary and permanent injunctive relief and other equitable relief, without the necessity of proving actual damage, restraining Covenantor from doing or continuing to do or perform any acts constituting such breach or threatened breach, (ii) agrees that such relief and any other claim by the Company pursuant hereto may be brought in the United States District Court for the Southern District of New York, or if such court does not have subject matter jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in the State of New York, (iii) consents to the non-exclusive jurisdiction of any such court in any such suit, action or proceeding, and (iv) waives any objection which Covenantor may have to the laying of venue of any such suit, action or proceeding in any such court.

(b) Covenantor agrees that the existence of any claim or cause of action by Covenantor against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the provisions of this Agreement.

5. Nature of Restrictions. Covenantor has carefully considered the nature and extent of the restrictions upon him and the rights and remedies conferred upon the Company under this Agreement, and hereby acknowledges and agrees that the same are reasonable in time and territory, are designed to eliminate competition which otherwise would be unfair to the Company, do not stifle the inherent skill and experience of Covenantor, would not operate as a bar to Covenantor’s sole means of support, are fully required to protect the legitimate interests of the Company and do not confer a benefit upon the Company disproportionate to the detriment to Covenantor.

6. Warranties. Covenantor warrants and represents that he has full power and authority to enter into this Agreement for and on behalf of himself and that such act, and the performance of his obligations hereunder, will not conflict with any other agreements or undertakings to which he is a party or by which he is bound.

7. Notices. All notices, requests, consents and demands by the parties hereto shall be delivered by hand, by confirmed facsimile transmission, by recognized national overnight courier service or by deposit in the United States mail, postage prepaid, by registered or certified mail, return receipt requested, addressed to the party to be notified at the addresses set forth below:

If to Covenantor, to the address identified opposite Covenantor’s name on the signature page attached hereto.

If to the Company:

C/o AEA Investors LLC

Park Avenue Tower

65 East 55th Street

New York, NY 10022

Attn: Sanford Krieger

Facsimile: (212) 702-0518

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With a copy to:

Fried, Frank, Harris, Shriver and Jacobson LLP

One New York Plaza

New York, NY 10004

Attn: Christopher Ewan

Facsimile: (212) 859-4000

Notices shall be effective immediately upon personal delivery or facsimile transmission, one (1) business day after deposit with an overnight courier service or three (3) business days after the date of mailing thereof. Other notices shall be deemed given on the date of receipt. Either party hereto may change the address specified herein by written notice to the other party hereto.

8. Entire Agreement. This Agreement cancels and supersedes any and all prior agreements and understandings between the parties hereto with respect to the obligations of Covenantor other than under and pursuant to the Option Agreement, the Employment Agreement and the Subscription Agreement, dated as of the date hereof, between Covenantor and the Company. This Agreement, the Option Agreement, the Employment Agreement and the Subscription Agreement constitute the entire agreement between the parties with respect to the matters herein provided, and no modification or waiver of any provision hereof shall be effective unless in writing and signed by the Company and Covenantor.

9. Binding Effect. All of the terms and provisions of this Agreement shall be binding upon the parties hereto and its or his heirs, executors, administrators, legal representatives, successors and assigns, and inure to the benefit of and be enforceable by the Company and its successors and assigns, except that the duties and responsibilities of Covenantor hereunder are of a personal nature and shall not be assignable or delegable in whole or in part.

10. Reformation of Agreement; Severability. In the event that any of the provisions of Paragraphs 1, 2 and 3 shall be found by a court of competent jurisdiction to be invalid or unenforceable to any extent for any reason, such court shall exercise its discretion in reforming such provision(s) to the end that Covenantor shall be subject to nondisclosure, nonsolicitation and noncompetition covenants that are reasonable under the circumstances and enforceable by the Company. In the event that any other provision of this Agreement or application thereof to anyone or under any circumstance is found to be invalid or unenforceable in any jurisdiction to any extent for any reason, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction.

11. Remedies; Waiver. No remedy conferred by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given hereunder or now or hereafter existing at law or in equity. No delay or omission by either party in exercising any right, remedy or power hereunder or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by the party possessing the same from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

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12. Counterparts. This Agreement may be executed in several counterparts, each of which is an original and all of which shall constitute one instrument. It shall not be necessary in making proof of this Agreement or any counterpart hereof to produce or account for any of the other counterparts.

13. Governing Law. The validity, interpretation, construction, performance and enforcement of this Agreement shall be governed by the laws of the State of Illinois, without application of conflict of laws principles.

14. Headings. The captions and headings contained in this Agreement are for convenience only and shall not be construed as a part of the Agreement.

[signature page follows]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

PREGIS HOLDING I CORPORATION

By	/s/ Steven C. Huston
Name:	Steven C. Huston
Title:	Vice President and General Counsel

COVENANTOR:		Address:

/s/ Timothy J. Cunningham		950 Havenwood Lane
Timothy J. Cunningham		Lake Forest, IL 60045

PREGIS HOLDING I CORPORATION

2005 STOCK OPTION PLAN

NONQUALIFIED STOCK OPTION AGREEMENT FOR EMPLOYEES

NONQUALIFIED STOCK OPTION AGREEMENT dated as of May 1, 2006 between Pregis Holding I Corporation, a Delaware corporation (the “Company”) and Timothy J. Cunningham (the “Optionee”) (this “Agreement”).

The Company’s Compensation Committee or the Company’s Board of Directors acting as the Committee (in either case, the “Committee”) has determined that the Optionee is one of the key employees of the Company or its subsidiaries or affiliates, and that the objectives of the Company’s 2005 Stock Option Plan (the “Plan”) will be furthered by awarding to the Optionee Options under the Plan. Capitalized terms defined in the Plan and not otherwise defined herein shall have the meaning given such terms in the Plan.

In consideration of the foregoing and of the mutual undertakings set forth in this Agreement and in consideration of the Optionee’s entering into the Noncompetition Agreement (as defined herein), the Company and the Optionee agree as follows:

SECTION 1. Grant of Option.

1.1 Subject to Section 14 hereof, the Company hereby grants to the Optionee an option (the “Option”) to purchase 82.77 shares of Common Stock (“Common Stock”) of the Company, at a purchase price of $13,000 per share.

1.2 The Option granted hereby is intended to be a “nonqualified” stock option subject to the provisions of section 83 of the Code and is not intended to qualify as an “incentive stock option” subject to the provisions of section 422 of the Code.

SECTION 2. Exercisability.

2.1 Subject to Section 4 hereof regarding a Transaction, the Option shall be exercisable for the cumulative number of shares and at the times provided in the following schedule subject to continued employment by the Company or its subsidiaries or affiliates:

Applicable Date	Cumulative Number of Shares
On the first anniversary of the date hereof	16.56
On the second anniversary of the date hereof	33.12
On the third anniversary of the date hereof	49.68
On the fourth anniversary of the date hereof	66.24
On the fifth anniversary of the date hereof	82.77

2.2 Subject to Section 4 hereof and the terms of the Plan, the Option will terminate as to any and all shares of Common Stock for which the Option has not yet been exercised on May 1, 2016.

SECTION 3. Method of Exercise.

3.1 The Option or any part thereof may be exercised only by giving written notice to the Company in the form of Exhibit A hereto, which notice shall state the election to exercise the Option and the number of whole and fractional shares of Common Stock with respect to which the Option is being exercised. Such notice must be accompanied by payment of the full purchase price for the number of shares purchased.

3.2 Payment of the purchase price shall be made by certified or official bank check payable to the Company. As soon as it is practicable after it receives payment of the purchase price, the Company shall deliver to the Optionee a certificate or certificates for the shares of Common Stock acquired pursuant to the Option.

SECTION 4. Termination of Employment.

The Option granted hereby shall terminate and expire on the day the Optionee’s employment is terminated in the event of a termination for Cause and in accordance with the provisions of Section 2.4 of the Plan; provided, however, that the 45-day period set forth in clause (i) of Section 2.4(a) of the Plan shall instead be 90 days, and such 90-day period shall commence on the first day on which the Optionee not an employee of the Company. Upon the occurrence of a Transaction (as defined in the Plan), the Option shall become immediately exercisable in full. Any Common Stock issued pursuant to exercise of this Option is subject to the right of the Company to purchase set forth in Section 2.4 of the Plan; provided, however, that (i) the Board’s determination of fair market value as set forth in Section 2.4(c) of the Plan shall be made in good faith, and (ii) the Company’s right to purchase set forth in Section 2.4(c) of the Plan shall expire on the 15 month anniversary of the first day on which the Optionee is not an employee of the Company.

SECTION 5. Nonassignability.

No right granted to the Optionee under the Plan or this Agreement shall be assignable or transferable (whether by operation of law or otherwise and whether voluntarily or involuntarily), other than by will or by the laws of descent and distribution. All rights granted to the Optionee under the Plan or this Agreement shall be exercisable only by the Optionee or his estate, heirs or personal representatives.

SECTION 6. Right of Discharge Reserved.

Nothing in the Plan or in this Agreement shall confer upon the Optionee any right to continue in the employ or service of the Company or any of its subsidiaries or affiliates or affect any right which the Company or any of its subsidiaries or affiliates may have to terminate the employment or services of the Optionee.

SECTION 7. No Rights as a Stockholder.

Neither the Optionee nor any person succeeding to the Optionee’s rights hereunder shall have any right as a stockholder with respect to any shares subject to the Option until the date of the issuance of a stock certificate to him for such shares. Except for adjustments made pursuant to Section 3.4 of the Plan, no adjustment shall be made for dividends, distributions or other rights (whether ordinary or extraordinary, and whether in cash, securities or other property) for which the record date is prior to the date such stock certificate is issued.

SECTION 8. Plan Provisions to Prevail.

This Agreement shall be subject to all of the terms and provisions of the Plan, which are incorporated hereby and made a part hereof. In the event there is any inconsistency between the provisions of this Agreement and the Plan, the provisions of the Plan shall govern.

SECTION 9. Optionee’s Acknowledgments.

By entering into this Agreement the Optionee agrees and acknowledges that (a) he has received and read a copy of the Plan and accepts this Option subject to the terms and provisions of the Plan, and (b) no member of the Committee shall be liable for any action or determination made in good faith with respect to the Plan or any award thereunder. As a condition to the issuance of shares of Common Stock under this Option, the Optionee authorizes the Company to withhold in accordance with applicable law from any compensation payable to him any taxes required to be withheld by the Company under federal, state, or local law as a result of his exercise of this Option.

SECTION 10. Section Headings.

The Section headings contained herein are for the purposes of convenience only and are not intended to define or limit the contents of said Sections.

SECTION 11. Notices.

Any notice to be given to the Company hereunder shall be in writing and shall be addressed to the Secretary of the Company, Sanford Krieger, c/o AEA Investors Inc., 65 East 55th Street, New York, New York 10022 or at such other address as the Company may hereinafter designate to the Optionee by notice as provided herein. Any notice to be given to Optionee shall be given at the address set forth on the signature page hereof, or at such other address as Optionee may hereinafter designate to the Company by notice as provided herein. Notices hereunder shall be deemed to have been duly given when personally delivered or mailed by registered or certified mail to the party entitled to receive them.

SECTION 12. Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and the successors and assigns of the Company and, to the extent set forth in Section 5, the estate, heirs or personal representatives of the Optionee.

SECTION 13. Governing Law.

This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to the choice of laws principles thereof.

SECTION 14. Noncompetition Agreement.

The Option shall not be granted unless the Optionee has executed the noncompetition agreement attached hereto as Exhibit B (the “Noncompetition Agreement”). If the Optionee has not executed the Noncompetition Agreement, this Agreement shall be null and void ab initio and no Option shall be deemed granted hereunder.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

PREGIS HOLDING I CORPORATION

By:	/s/ Steven C. Huston
Name:	Steven C. Huston
Title:	Vice President and General Counsel

/s/ Timothy J. Cunningham
Timothy J. Cunningham
950 Havenwood Lane
Lake Forest, IL 60045